SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)




                              SUPERIOR ESSEX INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   86815V105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [  ]    Rule 13d-1(b)
              [  ]    Rule 13d-1(c)
              [X ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86815V105                   13G

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Greenwater Holdings, Ltd.
     98-0409711

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                    (b)  |_|

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands

                     5        SOLE VOTING POWER
                              2,491,318

  NUMBER OF          6        SHARED VOTING POWER
   SHARES                     0
BENEFICIALLY
  OWNED BY           7        SOLE DISPOSITIVE POWER
   EACH                       2,491,318
 REPORTING
PERSON WITH          8        SHARED DISPOSITIVE POWER
                              0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,491,318

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [  ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.65%

12  TYPE OF REPORTING PERSON*

    OO

    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    2 of 12

CUSIP No. 86815V105                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Heller International Group, Inc.
    36-3856752

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                    (b)  |_|

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                     5        SOLE VOTING POWER
                              Disclaimed (See 9 below)

  NUMBER OF          6        SHARED VOTING POWER
   SHARES                     Disclaimed (See 9 below)
BENEFICIALLY
  OWNED BY           7        SOLE DISPOSITIVE POWER
   EACH                       Disclaimed (See 9 below)
 REPORTING
PERSON WITH          8        SHARED DISPOSITIVE POWER
                              Disclaimed (See 9 below)

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares is disclaimed by Heller
    International Group, Inc.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [  ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    Not applicable (See 9 above)

12  TYPE OF REPORTING PERSON*

    CO

    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    3 of 12

CUSIP No. 86815V105                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Heller Financial, Inc.
    36-1208070

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                    (b)  |_|

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                     5        SOLE VOTING POWER
                              Disclaimed (See 9 below)

  NUMBER OF          6        SHARED VOTING POWER
   SHARES                     Disclaimed (See 9 below)
BENEFICIALLY
  OWNED BY           7        SOLE DISPOSITIVE POWER
   EACH                       Disclaimed (See 9 below)
 REPORTING
PERSON WITH          8        SHARED DISPOSITIVE POWER
                              Disclaimed (See 9 below)

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares is disclaimed by Heller
    Financial, Inc.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [  ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    Not applicable (See 9 above)

12  TYPE OF REPORTING PERSON*

    CO

    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    4 of 12

CUSIP No. 86815V105                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    General Electric Capital Corporation
    13-1500700

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                    (b)  |_|

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                     5        SOLE VOTING POWER
                              Disclaimed (See 9 below)

  NUMBER OF          6        SHARED VOTING POWER
   SHARES                     Disclaimed (See 9 below)
BENEFICIALLY
  OWNED BY           7        SOLE DISPOSITIVE POWER
   EACH                       Disclaimed (See 9 below)
 REPORTING
PERSON WITH          8        SHARED DISPOSITIVE POWER
                              Disclaimed (See 9 below)

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares is disclaimed by General Electric Capital Corporation

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [  ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    Not applicable (See 9 above)

12  TYPE OF REPORTING PERSON*

    CO

    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    5 of 12

CUSIP No. 86815V105                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    General Electric Capital Services, Inc.
    06-1109503

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                    (b)  |_|

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

                     5        SOLE VOTING POWER
                              Disclaimed (See 9 below)

  NUMBER OF          6        SHARED VOTING POWER
   SHARES                     Disclaimed (See 9 below)
BENEFICIALLY
  OWNED BY           7        SOLE DISPOSITIVE POWER
   EACH                       Disclaimed (See 9 below)
 REPORTING
PERSON WITH          8        SHARED DISPOSITIVE POWER
                              Disclaimed (See 9 below)

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares is disclaimed by General
    Electric Capital Services Inc.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [  ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    Not applicable (See 9 above)

12  TYPE OF REPORTING PERSON*

    CO

    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    6 of 12

CUSIP No. 86815V105                   13G

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    General Electric Company
    14-0689340

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  |_|
                                                                    (b)  |_|

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

                     5        SOLE VOTING POWER
                              Disclaimed (See 9 below)

  NUMBER OF          6        SHARED VOTING POWER
   SHARES                     Disclaimed (See 9 below)
BENEFICIALLY
  OWNED BY           7        SOLE DISPOSITIVE POWER
   EACH                       Disclaimed (See 9 below)
 REPORTING
PERSON WITH          8        SHARED DISPOSITIVE POWER
                              Disclaimed (See 9 below)

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares is disclaimed by General Electric Company

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [  ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    Not applicable (See 9 above)

12  TYPE OF REPORTING PERSON*

    CO

    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    7 of 12

Item 1(a)   Name of Issuer.

            Superior Essex Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices.

            150 Interstate North Parkway, Atlanta GA, 30339

Item 2(a)   Name of Person Filing.

            This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

            (i)   Greenwater Holdings, Ltd. ("GHL");
            (ii)  Heller International Group, Inc. ("HIG");
            (iii) Heller Financial, Inc. ("HFI");
            (iv)  General Electric Capital Corporation ("GE Capital");
            (v)   General Electric Capital Services, Inc. ("GECS"); and
            (vi)  General Electric Company ("GE").

            This statement relates to shares held directly by GHL.

            HIG is the parent company of GHL.

            HFI is the parent company of HIG.

            GE Capital is the parent company of HFI.

            GECS is the parent company of GE Capital.

            GE is the parent company of GECS.


Item 2(b)   Address of Principal Business Office, or, if none, Residence.

    The address of the principal business office of GHL is 201 Merritt 7, Norwalk, CT, 06856.

    The address of the principal business office of HIG and HFI is 500 W. Monroe Street, Chicago, IL, 60661.

    The address of the principal business office of GE Capital and GECS is: c/o General Electric Capital Corporation, 201 Merritt 7, Norwalk, CT 06851.

    The address of GE's principal business office is at 3135 Easton Turnpike, Fairfield, CT 06431.

                                    8 of 12

Item 2(c)   Citizenship or Place of Organization.

            (i)   GHL is a Cayman Islands company;
            (ii)  HIG is a Delaware corporation;
            (iii) HFI is a Delaware corporation;
            (iv)  GE Capital is a Delaware corporation;
            (v)   GECS is a Delaware corporation; and
            (vi)  GE is a New York corporation.


Item 2(d)   Title of Class of Securities.

            Common Stock, $0.01 par value (the "Shares").

Item 2(e)   CUSIP Number.
            86815V105


Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable.

  (a)   [  ]    Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).

  (b)   [  ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

  (c)   [  ]    Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).

  (d)   [  ]    Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8).

  (e)   [  ]    An investment advisor in accordance with
                ss.240.13d-1(b)(1)(ii)(E).

  (f)   [  ]    An employee benefit plan or endowment fund in accordance with
                ss.240.13d-1(b)(1)(ii)(F).

  (g)   [  ]    A parent holding company or control person in accordance with
                ss.240.13d-1(b)(1)(ii)(G).

  (h)   [  ]    A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813).

  (i)   [  ]    A church plan that is excluded from the definition of an
                investment company under Section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3).

  (j)   [  ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


                                    9 of 12

Item 4      Ownership.

            Ownership as of December 31, 2004 is incorporated by reference to items (5) - (9) and (11) of the cover page of the Reporting Person.

            Each of HIG, HFI, GE Capital, GECS and GE hereby disclaims beneficial ownership of the Shares.


Item 5      Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6      Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

            Not applicable.

Item 8      Identification and Classification of Members of the Group.

            Not applicable.

Item 9      Notice of Dissolution of Group.

            Not applicable.

Item 10     Certification.

            Not applicable

                                    10 of 12

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2005                 GREENWATER HOLDINGS, LTD

                                               By:  /S/ Barbara A. Lane
                                               Name: Barbara A. Lane
                                               Title: Director



Date:  February 10, 2005                 HELLER INTERNATIONAL GROUP, INC.

                                               By: /S/ Clifford M. Warren
                                               Name: Clifford M. Warren
                                               Title: Director and President



Date:  February 10, 2005                 HELLER FINANCIAL, INC.

                                               By: /S/ Clifford M. Warren
                                               Name: Clifford M. Warren
                                               Title: Director



Date:  February 10, 2005                 GENERAL ELECTRIC CAPITAL CORPORATION

                                               By: /S/ Michael A. Gaudino
                                               Name: Michael A. Gaudino
                                               Title: Vice President



Date:  February 10, 2005                 GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                               By: /S/ Barbara A. Lane
                                               Name: Barbara A. Lane
                                               Title: Attorney-in-Fact



Date:  February 10, 2005                 GENERAL ELECTRIC COMPANY

                                               By: /S/ Barbara A. Lane
                                               Name: Barbara A. Lane
                                               Title: Attorney-in-Fact


                                    11 of 12

EXHIBIT INDEX

A. Joint Filing Agreement, dated February 10, 2005, by and among; (i) Greenwater Holdings, Ltd; (ii) Heller International Group, Inc.; (iii) Heller Financial, Inc.; (iv) General Electric Capital Corporation; (v) General Electric Capital Services, Inc.; and (vi) General Electric Company.

B. Power of Attorney, dated as of February 7, 2005, appointing Barbara A. Lane as attorney-in-fact for General Electric Company.

C. Power of Attorney, dated as of February 7, 2005, appointing Barbara A. Lane as attorney-in-fact for General Electric Capital Services, Inc.














                                    12 of 12